Exhibit 99.1

IFF Reports 21% Adjusted EPS Growth for the Second Quarter and Increases Quarterly Dividend

Local Currency Sales Increased 4%

Adjusted Operating Profit Margin Expanded 60 basis points to 19.8%

Adjusted Earnings per Share up 21% to $1.37

NEW YORK--(BUSINESS WIRE)--August 5, 2014--International Flavors & Fragrances Inc. (NYSE:IFF), a leading global creator of flavors and fragrances for consumer products, today reported financial results for the second quarter ended June 30, 2014.

Second Quarter 2014 Results

  Reported net sales grew 4% to $788.4 million, up from $757.6 million in the second quarter of 2013.
  Local currency sales, which exclude the impact of foreign currency, also grew 4%.
  Operating profit increased 8%, or $10.7 million, to $153.1 million, up from $142.4 million in the second quarter of 2013. Adjusted operating profit, which excludes restructuring and operational improvement initiative costs and the gain on the sale of a non-operating asset in the prior year, also increased 8%.
  Diluted earnings per share (EPS) totaled $1.35, compared with $1.24 in the second quarter of 2013.
  Adjusted diluted EPS excludes restructuring and operational improvement initiative costs and a gain on the sale of a non-operating asset from the prior year quarter. Adjusted diluted EPS increased 21% to $1.37, up from an adjusted $1.14 in the second quarter of 2013.

Please see the information and schedules at the end of this release for reconciliations of GAAP to non-GAAP financial metrics.

Management Commentary

Doug Tough, Chairman and CEO of IFF, said “As expected, we delivered more moderate sales growth this quarter, reflecting a continued challenging environment in North America for our Flavors business. Due to the leverage inherent in our operating model, we were still able to expand both our gross and operating margins, enabling us to deliver high single-digit growth in adjusted operating profit and double-digit growth in adjusted earnings per share. On a year-to-date basis, we have achieved growth of 5% in local currency sales, 11% in adjusted operating profit and 16% in adjusted EPS. These metrics are in line with or above our long-term growth targets.”

Mr. Tough continued, “Our emphasis on R&D has resulted in a stronger pipeline of innovation, and we continue to see growth from new wins at normalized levels. However, we have now seen a higher level of volume erosion in our Flavors base business, especially in North America, and expect this trend to continue into the third quarter. As a result, we are revising our 2014 sales growth targets to 4% to 6%, including a percentage point of growth from Aromor. For the full year, our profitability metrics remain intact and we are confident we will achieve double-digit growth in adjusted operating profit and adjusted earnings per share.”

Second Quarter 2014 Operating Highlights

  Local currency sales growth in the emerging and developed markets was 5% and -1%, respectively, excluding Aromor. Unfavorable sales growth in the developed markets this quarter reflects softening Flavors sales in North America.
  Sales to the emerging markets accounted for 49% of total company sales. Excluding Fragrance Ingredients, sales to the emerging markets accounted for 52% of sales.
  Gross profit, as a percent of sales, was 44.7% compared with 44.1% in the prior year quarter. The 60 basis point gross margin improvement was due to ongoing cost savings initiatives, currency benefits and the favorable net impact of price to input costs, partially offset by cost increases and a less favorable mix of business. Input costs continue to remain at elevated levels.
  Research, selling and administrative (RSA) expenses, increased $10 million, or 30 basis points as a percent of sales, to 25.3% compared with 25.0% in the second quarter of 2013. The $10.0 million increase in RSA this quarter reflects Aromor-related expenses, investment in commercial resources to support our three pillar strategy, currency impacts and discrete items, partially offset by lower incentive compensation accruals.
  Excluding items impacting comparability, adjusted operating profit increased 8%, or $10.9 million, to $156.4 million from $145.5 million in the second quarter of 2013. The improvement in adjusted operating profit was primarily due to gross margin expansion which more than offset higher R&D, selling and administrative costs. Adjusted operating profit margin increased 60 basis points to 19.8% from 19.2% in the prior year. The results of Aromor were not significant to the consolidated financial results of the Company for the second quarter of 2014.
  Excluding items impacting comparability, the adjusted effective tax rate was 24.9%, or 160 basis points lower than the prior year adjusted effective tax rate of 26.5%. The year-over-year decrease in the adjusted effective tax rate is largely due to higher earnings from lower tax jurisdictions and the effect of favorable tax settlements, partially offset by higher repatriation costs and the absence of the R&D tax credit in the current quarter.
  The year-over-year improvement in adjusted EPS reflects operating margin expansion as well as favorable trends in other income related to prior-year foreign exchange losses on working capital, a lower effective tax rate, and a year-over-year decrease in interest expense and average shares outstanding.
  Cash flow from operations for the six months ended June 30, 2014 was $154.0 million, or 9.9% of sales, compared with $118.0 million, or 7.9% of sales in the prior year period. The increase in cash flow from operations reflects higher net income and a pension contribution payment included in the 2013 period.

Subsequent Events

  On August 4, 2014, the Board of Directors authorized a 21% increase ($0.08) in the quarterly dividend to $0.47 per share of the Company’s common stock, up from the current $0.39 per share. The quarterly dividend is payable on October 7, 2014 to shareholders of record as of September 25, 2014. Including this authorization, IFF’s quarterly dividend payment will have grown by a compound annual growth rate of 15% over the last four years.

Mr. Tough commented, “The current authorization reflects the Board’s confidence in the Company’s ability to execute on its three pillar strategy, based on the notable progress we’ve made in expanding our geographic footprint, developing our R&D pipeline, and improving the margin profile of our portfolio. The double-digit percent increase in the dividend reflects our strong cash flow position, which enables us to maintain a competitive dividend yield, and continue to execute against our share buyback program, while maintaining the financial flexibility to execute against internal organic investment and external business development opportunities.”

Fragrances Business Unit

  Reported net sales increased 8% to $412.9 million in the second quarter of 2014 compared with $383.6 million in the second quarter of 2013.
  Excluding the impact of foreign currency, local currency sales growth was 6%, comprised of mid-single-digit growth in the emerging markets, and low single-digit growth in the developed markets (excluding Aromor).
  Fragrance Compounds, consisting of Fine Fragrances and Consumer Fragrances, achieved local currency sales growth of 4% this quarter, reflecting double-digit growth in Greater Asia, high single-digit growth in North America, and mid-single-digit growth in Latin America, offset by a low single-digit decline in the EAME region.
  Fine Fragrances sales were flat in the second quarter of 2014, compared with the prior year’s highest comparative growth of 15% in the second quarter. Double-digit sales growth in Latin America and Greater Asia was offset by a decline in the EAME region. North America sales were flat, compared with growth of 13% in the prior year quarter.
  Consumer Fragrances delivered solid local currency growth of 5% this quarter, compared with growth of 8% in the prior year quarter. Double-digit growth in North America and Greater Asia was slightly offset by a single-digit decline in the EAME region. All of the end-use categories achieved positive growth, led by strong growth in Toiletries, Personal Wash and Fabric Care.
  Fragrance Ingredients local currency sales growth of 21% this quarter includes 17% growth associated with our Aromor acquisition and 4% organic growth excluding Aromor. Excluding the planned migration of volume to Fragrance Compounds, Fragrance Ingredients achieved growth of 9%. This marks the final quarter of volume migration from Ingredients to Compounds.
  Fragrances gross margin improved over the prior year quarter primarily due to ongoing cost savings initiatives, currency benefits, the favorable net impact of price to input costs and volume growth, partially offset by a less favorable sales mix. Input costs continue to remain at elevated levels.
  Fragrance segment profit increased 19%, or $13.6 million, to $85.5 million in the second quarter of 2014, up from $71.9 million in the second quarter of 2013. Segment profit margin increased 200 basis points to 20.7%, up from 18.7%, due to gross margin expansion and lower incentive compensation accruals.

Flavors Business Unit

  Reported net sales of $375.5 million in the second quarter were even with the prior year sales of $374.0 million.
  Excluding the impact of foreign currency, Flavors local currency sales growth was 1% this quarter, as new wins were largely offset by a higher level of volume erosion on existing business. The second quarter of 2013 was the strongest sales quarter of the year, with 8% like-for-like (LFL) sales growth, which excludes the exit of low-margin sales activities.
  Flavors achieved mid-single-digit local currency sales growth in the emerging markets, which accounted for 52% of total Flavors sales. In the developed markets, Flavors volume declined this quarter, notably in North America.
  On a regional basis, Latin America delivered 15% local currency sales growth owing to a high level of new wins in Beverage using our proprietary technology systems and our FlavorFit™ Health and Wellness Solutions. EAME delivered local currency sales growth of 2% led by gains in Beverage, while sales in Greater Asia were even with the prior year as gains in Savory and Sweet were offset by weakness in Beverage and Dairy. The collective gains achieved in these regions were largely offset by continued volume erosion in North America, where sales declined by 4% this quarter, compared with LFL growth of 11% in the year-ago quarter.
  Gross margin in the Flavors business remained constant, year-over-year, due to the favorable net impact of price to input costs offset by cost increases and a slightly unfavorable sales mix. Input costs continue to remain at elevated levels.
  Flavors segment profit increased 1% to $90.8 million in the second quarter of 2014, up from $89.9 million in the prior year quarter. Flavors segment profit margin increased 20 basis points to 24.2% from 24.0% in the prior year quarter, due to lower incentive compensation accruals.

Audio Webcast

A live webcast to discuss the Company's second quarter financial results and full year outlook will be held today, August 5, 2014, at 10:00 a.m. EDT. Investors may access the webcast and accompanying slide presentation on the Company's website at www.iff.com under the Investor Relations section. For those unable to listen to the live broadcast, a recorded version of the webcast will be made available on the Company's website approximately one hour after the event.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, sweet goods and food products. The Company leverages its competitive advantages of consumer insight, research and development, creative expertise, and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has more than 6,000 employees working in 31 countries worldwide. For more information, please visit our website at www.iff.com.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding our outlook for the remainder of 2014, expected sales growth and our ability to achieve our long-term growth targets, and expected use of cash for share buybacks and acquisitions. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 25, 2014. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such factors include, but are not limited to: (1) volatility and increases in the price of raw materials, energy and transportation; (2) the economic climate for the Company’s industry and demand for the Company’s products; (3) fluctuations in the quality and availability of raw materials; (4) changes in consumer preferences or a decline in consumer confidence and spending; (5) the Company’s ability to benefit from its investments in emerging markets; (6) the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability, realization of price increases and growth targets; (7) the Company’s ability to successfully develop new and competitive products that appeal to its customers and consumers; (8) the impact of currency fluctuations or devaluations in the Company’s principal foreign markets; (9) the effects of any unanticipated costs and construction or start-up delays in the expansion of the Company’s facilities; (10) the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments; (11) adverse changes in federal, state, local and foreign tax legislation or adverse results of tax audits, assessments, or disputes; (12) the direct and indirect costs and other financial impact that may result from any business disruptions due to political instability, armed hostilities, incidents of terrorism, natural disasters, or the responses to or repercussion from any of these or similar events or conditions; (13) the Company’s ability to attract and retain talented employees; (14) adverse changes due to accounting rules or regulations; and (15) the ability of the Company to successfully integrate Aromor and realize the anticipated benefits of the Aromor acquisition on a timely basis, or at all. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data) (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,

	2014	2013	% Change	2014	2013	% Change

Net sales	$788,414	$757,635	4%	$1,558,638	$1,485,471	5%
Cost of goods sold	435,767	423,649	3%	864,579	840,125	3%
Gross margin	352,647	333,986	6%	694,059	645,346	8%
Research and development	66,431	64,672	3%	127,934	123,774	3%
Selling and administrative	132,919	124,813	6%	256,653	239,468	7%
Restructuring and other charges	182	2,105		304	2,105	(86)%
Interest expense	11,403	12,860		23,080	24,013	(4)%
Other income, net	(4,641)	(11,209)		(3,198)	(12,282)	(74)%
Pretax income	146,353	140,745	4%	289,286	268,268	8%
Income taxes	36,068	38,423	(6)%	72,294	75,248	(4)%
Net income	$110,285	$102,322	8%	$216,992	$193,020	12%

Earnings per share - basic	$1.35	$1.25		$2.66	$2.36
Earnings per share - diluted	$1.35	$1.24		$2.64	$2.34

Average shares outstanding
Basic	80,949	81,309		81,003	81,300
Diluted	81,430	82,041		81,583	82,018

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	June 30,	December 31,
	2014	2013
Cash & cash equivalents	$326,853	$405,505
Receivables	583,220	524,493
Inventories	554,871	533,806
Other current assets	179,104	189,099
Total current assets	1,644,048	1,652,903

Property, plant and equipment, net	698,842	687,215
Goodwill and other intangibles, net	755,660	696,197
Other assets	301,983	295,416
Total assets	$3,400,533	$3,331,731

Bank borrowings and overdrafts, and
current portion of long-term debt	$3,052	$149
Other current liabilities	465,598	560,217
Total current liabilities	468,650	560,366

Long-term debt	932,621	932,665
Non-current liabilities	397,318	371,649

Shareholders' equity	1,601,944	1,467,051
Total liabilities and shareholders' equity	$3,400,533	$3,331,731

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:

Net income	$216,992	$193,020
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	49,131	39,807
Deferred income taxes	10,228	4,971
Gain on disposal of assets	(1,569)	(18,021)
Stock-based compensation	14,034	14,050
Changes in assets and liabilities, net of Aromor acquisition:
Current receivables	(50,236)	(60,753)
Inventories	1,850	14,694
Accounts payable	(30,831)	(10,198)
Accruals for incentive compensation	(54,970)	(23,076)
Other current payables and accrued expenses	(12,382)	13,919
Changes in other assets/liabilities	11,783	(50,370)
Net cash provided by operating activities	154,030	118,043

Cash flows from investing activities:

Cash paid for acquisition, net of cash received (including $15 million of contingent consideration)	(102,500)	—
Additions to property, plant and equipment	(60,244)	(60,689)
Proceeds from life insurance contracts	17,750	793
Maturity of net investment hedges	(472)	626
Proceeds from disposal of assets	2,074	16,467
Net cash used in investing activities	(143,392)	(42,803)

Cash flows from financing activities:
Cash dividends paid to shareholders	(63,417)	(27,733)
Net change in revolving credit facility borrowings and overdrafts	2,106	(284,061)
Deferred financing costs	(1,023)	(2,786)
Proceeds from long-term debt	—	297,786
Proceeds from issuance of stock under stock plans	1,024	3,566
Excess tax benefits on stock-based payments	5,788	5,172
Purchase of treasury stock	(34,103)	(19,174)
Net cash used in financing activities	(89,625)	(27,230)
Effect of exchange rates changes on cash and cash equivalents	335	(6,535)
Net change in cash and cash equivalents	(78,652)	41,475
Cash and cash equivalents at beginning of year	405,505	324,422
Cash and cash equivalents at end of period	$326,853	$365,897

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net Sales
Flavors	$375,513	$374,041	$742,018	$730,401
Fragrances	412,901	383,594	816,620	755,070
Consolidated	788,414	757,635	1,558,638	1,485,471

Segment Profit
Flavors	90,805	89,919	178,869	172,955
Fragrances	85,474	71,913	172,638	140,270
Global Expenses	(19,869)	(17,169)	(36,303)	(29,761)
Restructuring and other charges, net	(182)	(2,105)	(304)	(2,105)
Operational improvement initiative costs	(3,113)	(162)	(5,732)	(1,360)
Operating profit	153,115	142,396	309,168	279,999

Interest Expense	(11,403)	(12,860)	(23,080)	(24,013)
Other income, net	4,641	11,209	3,198	12,282
Income before taxes	$146,353	$140,745	$289,286	$268,268

Operating Margin
Flavors	24.2%	24.0%	24.1%	23.7%
Fragrances	20.7%	18.7%	21.1%	18.6%
Consolidated	19.4%	18.8%	19.8%	18.8%

International Flavors & Fragrances Inc. Sales Performance by Region and Category (Unaudited)

		Second Quarter 2014 vs. 2013
		Percentage Change in Sales by Region of Destination
		Fine	Consumer Fragrances(*)	Ingredients	Total Frag.	Flavors	Total

North America	Reported	0%	15%	4%	8%	-4%	1%

EAME	Reported	-1%	4%	34%	8%	6%	7%
	Local Currency	-7%	-1%	28%	2%	2%	2%

Latin America	Reported	10%	-1%	-4%	1%	11%	4%
	Local Currency	14%	1%	-4%	4%	15%	7%

Greater Asia	Reported	14%	8%	61%	14%	-4%	3%
	Local Currency	14%	10%	63%	16%	0%	6%

Total	Reported	2%	6%	23%	8%	0%	4%
	Local Currency	0%	5%	21%	6%	1%	4%

		First Six Months 2014 vs. First Six Months 2013
		Percentage Change in Sales by Region of Destination
		Fine	Consumer Fragrances(*)	Ingredients	Total Frag.	Flavors	Total

North America	Reported	11%	10%	1%	8%	-4%	1%

EAME	Reported	10%	2%	40%	11%	5%	9%
	Local Currency	5%	-2%	35%	7%	3%	5%

Latin America	Reported	-6%	-1%	-5%	-3%	15%	3%
	Local Currency	-2%	0%	-5%	-1%	19%	5%

Greater Asia	Reported	4%	10%	50%	14%	-1%	5%
	Local Currency	4%	12%	53%	16%	4%	8%

Total	Reported	6%	5%	23%	8%	2%	5%
	Local Currency	5%	5%	21%	7%	3%	5%

(*)	Former Beauty Care and Functional Fragrances

Note: Local currency sales growth is calculated by translating prior year sales at the exchange rates used for the corresponding 2014 period.

International Flavors & Fragrances Inc.
Reconciliation of Income
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.
		Second Quarter 2014
		Items Impacting Comparability

		Reported (GAAP)	Restructuring and Other Charges		Operational Improvement Initiative Costs		Adjusted (Non-GAAP)

Net Sales		788,414
Cost of Goods Sold		435,767	(2,850	) (a)	(263	) (b)
Gross Profit		352,647	2,850		263		355,760
Research and Development		66,431
Selling and Administrative		132,919
RSA Expense		199,350
Restructuring and other charges, net		182	(182)
Operating Profit		153,115	3,032		263		156,410
Interest Expense		11,403
Other Income, net		(4,641)
Income before taxes		146,353	3,032		263
Taxes on Income		36,068	1,060		67		37,195
Net Income		110,285	1,972		196		112,453

Earnings per share - diluted		$1.35	$0.02		$0.00		$1.37

	(a)	Costs related to the Fragrance Ingredients Rationalization
	(b)	Related to plant closing in Europe and partial closing in Asia
		Second Quarter 2013
		Items Impacting Comparability

		Reported (GAAP)	Restructuring and Other Charges		Operational Improvement Initiative Costs		Gain on Asset Sale		Adjusted (Non-GAAP)

Net Sales		757,635
Cost of Goods Sold		423,649	(833	) (a)	(162	) (b)
Gross Profit		333,986	833		162
Research and Development		64,672
Selling and Administrative		124,813
RSA Expense		189,485
Restructuring and other charges, net		2,105	(2,105)
Operating Profit		142,396	2,938		162				145,496
Interest Expense		12,860
Other Income, net		(11,209)					16,093	(c)	4,884
Income before taxes		140,745	2,938		162		(16,093)		127,752
Taxes on Income		38,423	1,028		36		(5,633)		33,854
Net Income		102,322	1,910		126		(10,460)		93,898

Earnings per share - diluted		$1.24	$0.02		$-		$(0.13)		$1.14	(d)

	(a)	Costs related to the Fragrance Ingredients Rationalization
	(b)	Related to plant closing in Europe and partial closing in Asia
	(c)	Represents a gain on sale of a non-operating asset
	(d)	The sum of these items do not foot due to rounding

International Flavors & Fragrances Inc.
Reconciliation of Income
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.
		Year-to-Date Second Quarter 2014
		Items Impacting Comparability

		Reported (GAAP)	Restructuring and Other Charges		Operational Improvement Initiative Costs		Adjusted (Non-GAAP)

Net Sales		1,558,638
Cost of Goods Sold		864,579	(5,100	) (a)	(632	) (b)
Gross Profit		694,059	5,100		632
Research and Development		127,934
Selling and Administrative		256,653
RSA Expense		384,587
Restructuring and other charges, net		304	(304	) (a)
Operating Profit		309,168	5,404		632		315,204
Interest Expense		23,080
Other Income, net		(3,198)					(3,198)
Income before taxes		289,286	5,404		632		295,322
Taxes on Income		72,294	1,891		156		74,341
Net Income		216,992	3,513		476		220,981

Earnings per share - diluted		$2.64	$0.04		$0.01		$2.69

	(a)	Costs related to the Fragrance Ingredients Rationalization
	(b)	Related to plant closings in Europe and partial closing in Asia
	Year-to-Date Second Quarter 2013
	Items Impacting Comparability

	Reported (GAAP)	Restructuring and Other Charges		Operational Improvement Initiative Costs		Spanish Tax Charge		Gain on Asset Sale	Adjusted (Non-GAAP)

Net Sales	1,485,471
Cost of Goods Sold	840,125	(833	) (a)	(1,360	) (b)
Gross Profit	645,346	833		1,360					647,539
Research and Development	123,774
Selling and Administrative	239,468
RSA Expense	363,242
Restructuring and other charges, net	2,105	(2,105)
Operating Profit	279,999	2,938		1,360					284,297
Interest Expense	24,013
Other Income, net	(12,282)							16,093 (d)	3,811
Income before taxes	268,268	2,938		1,360				(16,093)	256,473
Taxes on Income	75,248	1,029		315		(6,230	) (c)	(5,633)	64,729
Net Income	193,020	1,909		1,045		6,230		(10,460)	191,744

Earnings per share - diluted	$2.34	$0.02		$0.01		$0.08		$(0.13)	$2.32

(a)	Costs related to the Fragrance Ingredients Rationalization
(b)	Related to plant closings in Europe and partial closing in Asia
(c)	Spanish tax charge related to the 2002-2003 ruling
(d)	Represents a gain on sale of a non-operating asset

CONTACT:
International Flavors & Fragrances Inc.
Investor Relations:
Shelley Young, 212-708-7271
Director, Investor Relations